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                                  EXHIBIT 99.1

Press Release, dated as of August 11, 2006, announcing the entering into of the Irrevocable Option Agreement.



                 NQCI ENTERS INTO A LICENSE AND MERGER AGREEMENT

BEVERLY HILLS, CA - (BUSINESS WIRE) - August 11, 2006--National Quality Care, Inc. (OTCBB:NQCI) ("NQCI") announced today that it has entered into an Irrevocable Option Agreement with Consolidated National, LLC, a California limited liability company (CNL), pursuant to which it has agreed to enter into a License and Merger Agreement. Full disclosures of the terms of the License Agreement and the Merger are available in the form 8K filed with the Securities and Exchange Commission. To access the filing please visit www.sec.gov.

In summary each of the agreements are as follows:

LICENSE AGREEMENT

         Grants an exclusive license to all technology relating to the Company's Wearable Artificial Kidney and other medical devices, with no geographic restrictions, for a period of 99 years or until the expiration of the Company's proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, the Company will receive a minimum annual royalty of $250,000, or 7% of gross sales less research, development and indirect costs attributable to the technology, if higher. Also designated costs related to the continuing development of the technology will be covered.

MERGER AGREEMENT

         The Merger Agreement defines the intention to either (i) enter into a triangular merger resulting in NQCI becoming a wholly-owned subsidiary of a public company that is reporting under the Securities Exchange Act of 1934, or (ii) NQCI will receive common shares of the public company in consideration of the assignment of the technology relating to the Wearable Artificial Kidney and other medical devices.

In the event of the completion of the Merger reorganization, all outstanding shares of NQCI's common stock (other than any dissenting shares) would automatically be converted into and become validly issued, fully paid and non-assessable shares of common stock of the public company, such that all holders of all our shares of common stock would collectively receive an aggregate of 48.5% of all shares of common stock outstanding as of the date of execution of the Merger Agreement. All outstanding warrants and options to purchase shares of NQCI common stock will be converted in accordance with the same ratio. The public company will file a registration statement to cover the shares of its common stock to be issued to NQCI stockholders in connection with the closing of the merger.

We anticipate that the merger reorganization generally would be tax free to our stockholders, except with respect to any cash received as a result of exercising any dissenters' rights. Subject to acceptance of the option and satisfaction of conditions prior to closing, our directors, who beneficially own approximately two thirds of our issued and outstanding shares of common stock, have agreed to vote their shares in favor of the merger reorganization.

"We look forward to providing updates on the progress of this transaction and reiterate our commitment in bringing a commercialized version of the Wearable Artificial Kidney to market as quickly and productively as possible. Entering into these Agreements and optioning for the Merger will benefit the shareholders and moves the technology one step closer toward achieving the goal of delivering a product that enriches and improves the life of those individuals with End Stage Renal Disease," said Robert Snukal, CEO of National Quality Care.

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ABOUT NATIONAL QUALITY CARE, INC.

NQCI will continue to focus on the development of its Wearable Kidney, which can be worn as a belt and operates 24 hours a day, 7 days a week. The Company also has developed a continuous ultrafiltration belt for the treatment of patients with Congestive Heart Failure. The Wearable Kidney, for which the Company recently received its first patent, is designed to treat patients suffering from End Stage Renal Disease by providing continuous dialysis from a device worn as a belt by the patient. However, recent studies have indicate that the device can also be used very safely and effectively in a simplified version to treat the salt and fluid overload afflicting patients with Class III and IV Congestive Heart Failure.

SOME PARAGRAPHS OF THIS PRESS RELEASE, PARTICULARLY THOSE DESCRIBING THE COMPANY'S STRATEGIES, OPERATING EXPENSE REDUCTIONS AND BUSINESS PLANS, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1993, AS AMENDED AND SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WHILE THE COMPANY IS WORKING TO ACHIEVE THOSE GOALS, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING DIFFICULTIES IN MARKETING ITS PRODUCTS AND SERVICES, NEED FOR CAPITAL, COMPETITION FROM OTHER COMPANIES AND OTHER FACTORS, ANY OF WHICH COULD HAVE AN ADVERSE EFFECT ON THE BUSINESS PLANS OF THE COMPANY, ITS REPUTATION IN THE INDUSTRY OR ITS EXPECTED FINANCIAL RETURN FROM OPERATIONS. FACTORS SUCH AS THESE COULD HAVE AN ADVERSE EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS. IN LIGHT OF SIGNIFICANT UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY AND ITS SUBSIDIARIES THAT IT WILL BE ACHIEVED.

Contact:
National Quality Care, Inc., Los Angeles
Victor Gura, M.D., 310-550-6240
or
Investor Relations Services, Inc., New Smyrna Beach, Fla.
David Kugelman, 386-409-0200
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Source: National Quality Care, Inc.